Item 77.I. Terms of New or Amended Securities
On December 5, 2012, the Board of Directors of Morgan Stanley Institutional Fund, Inc. approved the following:
	1)To seek shareholder approval for the reclassification of Class H Shares to Class P Shares for all portfolios of Morgan
Stanley Institutional Fund, Inc. except for the Global Insight and Insight Portfolios. As of July 26, 2013, shareholders approved the reclassification with the exception of the International Real Estate Portfolio. The reclassifications were completed, effective September 9, 2013.
	2)To rename Class P shares to Class A shares, effective
September 9, 2013
	3)With respect to the Global Insight and Insight Portfolios, to change the attributes of Class H Shares and then rename Class
H shares as Class A shares, effective September 9, 2013.
The Fund made these changes in supplements to its prospectuses filed via EDGAR with the Securities and Exchange Commission on August
16, 2013 (accession number: 0001104659-13-064595) and incorporated by reference herein.
Additionally, the Fund made those changes to its permissible fund exchanges, effective October 1, 2013, described in supplements to its prospectuses filed with the Commission on September 17, (accession numbers: 000110465913-070547; 0001104659-13-070549;
0001104659-13-070550; 0001104659-13-070540).